Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 288 to Registration Statement No. 002-41839 on Form N-1A of our report dated July 23, 2015 relating to the financial statements and financial highlights of Fidelity Global Strategies Fund, a fund of Fidelity Salem Street Trust, appearing in the Annual Report on Form N-CSR of Fidelity Salem Street Trust for the year ended May 31, 2015, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" or "Independent Registered Public Accounting Firms", as applicable, in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Boston, Massachusetts

July 24, 2015